EXHIBIT 5



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         [LUSE LEHMAN GORMAN POMERENK & SCHICK LETTERHEAD APPEARS HERE]


                              FORM OF LEGAL OPINION

February 2, 1998

The Board of Directors
Gaston Federal Savings and Loan Association
245 West Maine Avenue
P.O. Box 2249
Gastonia, North Carolina  28053-2249

                  RE:      GASTON FEDERAL BANCORP, INC.
                           COMMON STOCK PAR VALUE $1.00 PER SHARE
                           --------------------------------------

Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Gaston Federal Bancorp, Inc. (the "Company") Common Stock, par value $1.00 per share ("Common Stock"). We have reviewed the Company's proposed Stock Holding Company Charter, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2 and the incorporation of the Company as a federal corporation, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared solely for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal Opinions."

                                    Very truly yours,

                                    LUSE LEHMAN GORMAN POMERENK & SCHICK
                                    A PROFESSIONAL CORPORATION


                                    By:  /s/ Kenneth R. Lehman
                                         ___________________________
                                         Kenneth R. Lehman, Esq.